Exhibit 10.92
AGREEMENT FOR PURCHASE AND SALE OF REAL ESTATE
BY
COLE REIT III OPERATING PARTNERSHIP, LP
a Delaware limited partnership
(“PURCHASER”)
AND
ALBERTSON’S LLC, a Delaware Limited Liability Company
ABS RM INVESTOR LLC, a Delaware Limited Liability Company
ABS SW INVESTOR LLC, a Delaware Limited Liability Company
ASP SW INVESTOR LLC, a Delaware Limited Liability Company
ABS TX INVESTOR LP, a Texas limited partnership
ABS DWF INVESTOR LLC, a Delaware Limited Liability Company
(each, a “SELLER” and collectively, “SELLERS”)
DATED SEPTEMBER 12, 2010
Form of Sale Leaseback Purchase and Sale Agreement

AGREEMENT FOR PURCHASE AND SALE OF REAL ESTATE
     This Agreement for Purchase and Sale of Real Estate (“Agreement”) made this 12th day of September, 2010 (the “Effective Date”), by and between COLE REIT III OPERATING PARTNERSHIP, LP, a Delaware limited partnership (“Purchaser”), ALBERTSON’S LLC, a Delaware limited liability company (“Albertson’s”) and the entities listed on Annex A, each of which is directly or indirectly wholly owned by Albertson’s (“Affiliated Sellers”; collectively with Albertson’s, the “Sellers” and, individually, a “Seller”).
R E C I T A L S:
     WHEREAS, each Seller owns certain of the real property described on Exhibit “A” attached hereto (the “Land”), and the buildings, fixtures (other than trade fixtures) and other improvements located thereon (said buildings, fixtures and other improvements hereinafter collectively referred to as the “Improvements”). Each such parcel of Land, together with the Improvements thereon, is hereinafter referred to as a “Property”, and collectively the “Properties.” Schedule I attached hereto sets forth the property number (#) and Seller of each Property; and
     WHEREAS, Sellers desire to sell and Purchaser desires to purchase the Properties, together with certain other assets, rights and interests hereinafter more specifically described, all upon the terms and conditions hereinafter set forth; and
     WHEREAS, Sellers desire for Albertson’s to enter into a Lease (as hereinafter defined) with Purchaser and Purchaser desires to enter into a Lease with Albertson’s, all upon the terms and conditions hereinafter set forth.
     NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto do hereby covenant and agree as follows:
     1. PURCHASE AND SALE; LEASE.
     1.1 Sellers agree to sell to Purchaser, and Purchaser agrees to purchase from the Sellers, upon the terms and conditions hereinafter set forth, the Properties, including the following assets, rights and other interests related thereto (the Properties, together with such assets, rights and other interests being collectively referred to herein as the “Assets”):
     A. The Land and the Improvements and Sellers’ right, title and interest in all easements, licenses, rights of way, permits and other appurtenances thereto, if any, and all renewal options, purchase options, rights of first refusal and expansion rights relating thereto, if any (including Sellers’ rights in and to public streets, whether or not vacated, if any and to the extent assignable).

     B. All assignable reciprocal easement agreements and operating agreements affecting the Properties and running to or in favor of the Sellers or the Properties, if any (the “Operating Agreements”).
     1.2 Notwithstanding anything contained in this Agreement to the contrary, the following are expressly excluded from the transactions contemplated by this Agreement and do not comprise the Assets being transferred hereunder:
     A. All furniture, trade fixtures and equipment located on the Properties.
     B. All permits and licenses, including pharmacy, liquor and similar licenses, related to the Properties or the operation of the Properties.
     C. All oil, gas and other mineral rights associated with the Properties.
     1.3 On the Closing Date, Albertson’s and Purchaser shall enter into a lease substantially in the form attached hereto as Exhibit “E” with respect to each Property (the “Lease”).
     2. PURCHASE PRICE. The total purchase price for the Properties shall be Two Hundred and Seventy Six Million and 00/100 Dollars ($276,000,000.00) (the “Purchase Price”) and shall be payable by Purchaser to Sellers as follows:
     2.1 Within two (2) business days after the execution of this Agreement by both Sellers and Purchaser, Purchaser shall deposit Ten Million and 00/100 Dollars ($10,000,000.00) (the “Termination Fee”), with First American Title Insurance Company, 30 North LaSalle Street, Suite 310, Chicago, Illinois 60602, Attention: James W. McIntosh, telephone: (312) 917-7220/FAX: (312) 553-0480/e-mail: jmcintosh@firstam.com (“Escrowee”), which amount the parties have bargained for and agreed to as consideration for the Sellers’ execution and delivery of this Agreement and grant to Purchaser of Purchaser’s exclusive right to conduct its Due Diligence of the Assets pursuant to the terms hereof. The Termination Fee is in addition to, and independent of, any other consideration or payment provided in this Agreement, and is non-refundable to Purchaser under any circumstances (including, without limitation, (i) any termination of this Agreement by Purchaser pursuant to Paragraph 7.3 or (ii) failure of any condition precedent to either party’s obligations to close set forth in this Agreement); provided, however, the Termination Fee shall be returned to Purchaser solely in the event that either (1) Sellers are in default of any of their obligations hereunder beyond any notice and cure period provided for in Section 5 of this Agreement, or (2) as expressly provided for in this Agreement. If the Closing contemplated by this Agreement occurs, the Termination Fee shall be applied against the Purchase Price on the Closing Date. Notwithstanding anything contained herein to the contrary, in no event shall the Termination Fee be deemed liquidated damages in the event of a Purchaser default, and Sellers shall retain all rights and remedies pursuant to this Agreement with respect to a Purchaser default. The Termination Fee shall be held by Escrowee in an interest-bearing account pursuant to a sole order escrow agreement substantially in the form of Exhibit “B” attached hereto (the “Escrow Agreement”).

     2.2 The remainder of the Purchase Price, subject to prorations and adjustments provided for in this Agreement (the “Closing Payment”), by wire transfer at Closing.
     3. TITLE.
     3.1 Fee simple title to the Properties shall be conveyed to Purchaser subject only to the Permitted Exceptions (hereinafter defined). Conveyance to Purchaser of fee simple title to the Properties shall be by the applicable Seller’s delivery of an executed special warranty deed substantially in the form of Exhibit “C” attached hereto (the “Deed”), with such reasonable changes to such form as may be reasonably necessary to permit such Deed to be recorded in the applicable recording office for real estate records which is applicable to the Properties or as may be reasonably necessary to conform such Deed to any other requirements with respect to the form of special warranty deeds imposed by the laws of the state in which the Properties are located.
     3.2 Conveyance to Purchaser of title to the Operating Agreements shall be by delivery of a quit claim assignment executed by Sellers substantially in the form of Exhibit “D” attached hereto, which document shall also be executed by Purchaser in order to provide for the assumption by Purchaser of the obligations under the Operating Agreements assigned thereunder, arising from and after the Closing Date (the “Assignment and Assumption of Operating Agreements”).
     3.3 Purchaser and Sellers acknowledge that Sellers have delivered (or made available to Purchaser by means of an electronic data-room maintained by the Title Company) to Purchaser a commitment (each a “Title Commitment” and collectively, the “Title Commitments”) for a Title Policy (as defined in Paragraph 6.1(D)) issued by the Title Company with respect to each Property. On or before the Effective Date, Sellers shall order an updated survey of each Property (each, an “Updated Survey” and collectively the “Updated Surveys”) to be delivered to Purchaser. If a Title Commitment or Updated Survey discloses exceptions to title to a Property, survey defects or any other matters which are not acceptable to Purchaser (any such exception being referred to herein as an “Unpermitted Exception”), then Purchaser shall give Sellers notice (the “Title Objection Notice”) of any such Unpermitted Exceptions on or prior to 5:00 p.m. on the date which is five (5) days after Seller has received all Updated Surveys (the “Title Review Date”); provided, however, Purchaser shall not be permitted to object to any Permitted Exception (as defined in Paragraph 3.5). Any exceptions to title to a Property disclosed by the Title Commitment and/or the Updated Surveys which are not objected to by Purchaser on or prior to the expiration of the Title Review Date shall be deemed “Permitted Exceptions”. Sellers shall have until the date which is three (3) business days after receipt of the Title Objection Notice (the “Response Period”) in which to give Purchaser notice that Sellers will use commercially reasonable efforts to cause any Unpermitted Exceptions set forth in such Title Objection Notice to be removed from title or insured over by the Escrowee on the applicable Title Policy. If Sellers give such notice to Purchaser, then Sellers shall use commercially reasonable efforts to cause such Unpermitted Exceptions to be removed from title or insured over by the Escrowee on the applicable Title Policy prior to or at Closing. If Purchaser elects to waive the right to terminate this Agreement pursuant to Section 7.3 of this Agreement, then any Unpermitted Exceptions previously objected to by Purchaser which Sellers have not agreed to use commercially reasonable efforts to cure or have removed or insured over by the Escrowee on the applicable Title Policy shall become Permitted Exceptions.
     3.4 If, prior to Closing, the Escrowee revises any Title Commitment to add or modify exceptions (“Supplemental Exceptions”) and such Supplemental Exceptions (i) were caused by, through or under Sellers and (ii) materially affect the value or Purchaser’s intended use of the affected Properties (“Material Supplemental Exceptions”), then Purchaser shall give notice to Sellers (“Supplemental Objection Notice”), within forty-eight (48) hours of receiving the same from Escrowee, if it objects to any such Material Supplemental Exceptions (the “Unpermitted Supplemental Exceptions”). Sellers shall use commercially reasonable efforts to cause such Unpermitted Supplemental Exceptions to be removed from title or insured over by the Escrowee at or prior to Closing.
     3.5 Notwithstanding anything contained herein, the term “Permitted Exceptions” shall be deemed to include the following: (a) all applicable zoning and building laws, restrictions, regulations and ordinances; (b) encroachments, if any on any street or highway; (c) the state of facts that would be shown on an accurate survey or from a personal inspection of the Properties provided such facts would not materially impair the use of the Properties for its existing use and purpose nor materially and adversely affect the value of the Properties; (d) real estate taxes, and water and sewer charges and other similar charges which are not yet due and payable as of the Closing Date; (e) easements, and rights of public utilities which do not prevent in any material way, prohibit or materially impair or interfere with the use of the Properties for its existing use and purpose nor materially and adversely affect the value of the Properties; (f) covenants, conditions, restrictions and other instruments or encumbrances of record which do not prevent in any material way, prohibit or materially impair the use of the Properties for its existing use and purpose nor materially and adversely affect the value of the Properties; (g) monetary liens for which the provision for payment in the form of an escrow has been made to the satisfaction of a title insurer; (h) liens, claims, encumbrances, security interests, title exceptions or imperfections of title caused by or resulting from the acts of Purchaser or any of its affiliates, employees, officers, directors, agents, contractors, invitees or licensees; (i) the Operating Agreements, (j) any other matters, encumbrances, instruments or exceptions which could or would be set forth by a title insurance company as exceptions to title on a commitment to issue a standard owner’s policy of title insurance which do not materially prohibit, impair or interfere with the use of the Properties for its existing use and purpose nor materially and adversely affect the value of the Properties; and (k) any matters, encumbrances, instruments or exceptions which Sellers cause the Escrowee to insure over on a Title Policy issued by the Escrowee to Purchaser at Closing.
     3.6 Notwithstanding anything to the contrary which may be contained herein, if (a) Sellers are unable, after the expiration of the Due Diligence Period and prior to or at Closing, to remove from title or cause the Escrowee to insure over on the applicable Title Policy any Unpermitted Exceptions or Unpermitted Supplemental Exceptions as to which Sellers have agreed to use commercially reasonable efforts to do so in accordance with Paragraphs 3.3 and 3.4 of this Agreement or (b) if there is a Supplemental Exception which was caused by, through or under a third party and which materially affects the value or Purchaser’s intended use of the affected Properties, and Purchaser is unable, after exercising commercially reasonable efforts, to remove such Supplemental Exception from title or to cause the Escrowee to insure over such

Supplemental Exception on the applicable Title Policy, then Sellers shall not be in default under this Agreement and Purchaser may, as its sole right and remedy in such event, elect to do one of the following: (i) terminate this Agreement, and neither party shall have any further rights or obligations hereunder with respect to such Properties, except for the obligations expressly deemed, pursuant to the terms and provisions of this Agreement, to survive the termination of this Agreement or (ii) waive the right to terminate this Agreement (in which event any remaining Unpermitted Exceptions or Unpermitted Supplemental Exceptions shall be deemed Permitted Exceptions) and consummate the Closing, or (iii) exclude any such Property from the transactions contemplated by this Agreement by delivering a Notice of Exclusion to Sellers with respect to such Property provided Purchaser has not previously elected to exclude two (2) Properties pursuant to Section 7.3 of this Agreement (and any such Property excluded pursuant to this Section 3.6 shall count towards the Purchaser’s maximum of two (2) Excluded Properties set forth in Section 7.3 of this Agreement).
     3.7 Notwithstanding anything to the contrary herein contained, Sellers covenant and agree that at or prior to Closing, Sellers shall (i) pay in full and cause to be canceled and discharged or otherwise cause the Escrowee to insure over all mechanics’ and contractors’ liens which encumber the Land and Improvements as of the date of Closing and which have been placed on the Land and Improvements in connection with work authorized by any Seller; (ii) pay in full all past due ad valorem taxes and assessments of any kind constituting a lien against the Properties, and (iii) cause to be released all loan security documents entered into by Sellers which encumber any of Seller’s interest in the Assets.
     4. ASSUMPTION OF LIABILITIES. Subject to the terms and conditions set forth in this Agreement and the Lease, effective as of the Closing, Purchaser shall assume, pay and discharge all claims, liabilities or obligations of any kind, fixed or contingent, known or unknown, relating to or arising in connection with the use, non-use, and ownership of the Properties, to the extent such claims, liabilities and obligations accrue during, or are attributable to, the period from and after 12:01 a.m. on the Closing Date. Purchaser will (and will cause its assignees and successors to) fully and promptly perform all of the obligations of the Sellers assumed by Purchaser pursuant to this Agreement accruing and attributable to the period from and after 12:01 a.m. on the Closing Date.
     5. DEFAULT.
     5.1 If Purchaser shall fail to render the performance required of it under this Agreement within five (5) days after notice from Sellers informing Purchaser of such failure, then Sellers may elect, as their sole and exclusive right and remedy, either (A) to terminate this Agreement, retain the Termination Fee (which shall in no event be deemed liquidated damages), and pursue a claim for money damages not to exceed Ten Million and 00/100 Dollars ($10,000,000.00) which amount is in addition to the Termination Fee, or (B) to forbear, the satisfaction of any unsatisfied conditions and consummate the Closing. The foregoing shall in no way be deemed to limit the extent of Sellers’ damages or Purchaser’s liability to Sellers pursuant to any indemnification provision of this Agreement, including without limitation Paragraph 7.5.

     5.2 If Sellers shall fail to render the performance required of them under this Agreement within five (5) days after notice from Purchaser informing Sellers of such failure, then Purchaser, may exercise one (1) of the following rights and remedies as its sole and exclusive right and remedy:
     A. Terminate this Agreement in which event (a) Sellers shall be required to refund the Termination Fee Purchaser, as liquidated damages and not as a penalty (Sellers and Purchaser hereby acknowledging and agreeing that it is not otherwise practicable to measure Purchaser’s damages from Sellers’ default including Purchaser’s costs, expenses and fees in connection therewith) and (b) solely in the event that specific performance is not available to Purchaser due to a voluntary act of Sellers, Purchaser shall be entitled to reimbursement from Sellers for its out of pocket costs and expenses incurred in connection with the transaction contemplated by this Agreement (but only after providing Sellers with invoices or other supporting documentation of such costs and expenses reasonably acceptable to Sellers), and thereafter neither Sellers nor Purchaser shall have any further rights, obligations or liabilities under this Agreement except for the obligations which are expressly deemed to survive such termination pursuant to the terms hereof.
     B. Exercise, pursue and enforce any right of specific performance to require Sellers to convey the Assets to Purchaser.
     C. Forbear, the satisfaction of any unsatisfied conditions and consummate the Closing.
     6. CONDITIONS PRECEDENT TO CLOSING.
     6.1 In addition to any other conditions to Purchaser’s obligation to close set forth in this Agreement, Purchaser’s obligation to close hereunder is subject to each and all of the following conditions precedent:
     A. All of Sellers’ representations and warranties contained in this Agreement shall be true and correct in all material respects when made and also as of the Closing Date when remade.
     B. All documents, instruments and assurances required hereunder to be delivered to Purchaser shall have been duly delivered to Purchaser.
     C. All material covenants and agreements of Sellers under this Agreement shall have been duly performed and satisfied.
     D. At Closing, Escrowee will be committed to deliver to Purchaser one or more ALTA owner’s title insurance policies (each, a “Title Policy” and collectively, the “Title Policies”) insuring title to each Property subject only to the Permitted Exceptions, in an amount not less than the portion of the Purchase Price allocated to such Property on Schedule I, provided that (i) in advance of Closing, Purchaser shall have taken all necessary and customary actions to arrange for or allow issuance of such Title Policies by

Escrowee, and (ii) all necessary premiums or other charges required for the issuance of such Title Policies are paid pursuant to Paragraph 12.1. In the event this Agreement is terminated pursuant to Paragraph 7.3, Purchaser and Seller shall each bear one half (1/2) the cost of any cancellation fees charged by Escrowee in connection with the issuance of commitments for the Title Policies. The immediately preceding sentence shall survive the termination of this Agreement.
     6.2 In addition to any other conditions to Sellers’ obligation to close set forth in this Agreement, Sellers’ obligation to close hereunder is subject to each and all of the following conditions precedent:
     A. All of Purchaser’s representations and warranties contained in this Agreement shall be true and correct in all material respects when made and also as of the Closing Date when remade.
     B. All documents, instruments and assurances required hereunder to be delivered to Sellers shall have been duly delivered to Sellers.
     C. All material covenants and agreements of Purchaser under this Agreement shall have been duly performed and satisfied.
     7. DUE DILIGENCE PERIOD.
     7.1 Purchaser and its representatives shall be permitted to enter upon the Properties at any reasonable time and from time to time before the expiration of the Due Diligence Period to examine, inspect and investigate the Properties as well as all records and other documentation provided by Sellers or located at the Properties (collectively, “Due Diligence”). Notwithstanding the foregoing, Purchaser shall not perform any invasive examinations, inspections, investigations or tests at or on the Properties (including, without limitation, any “Phase II” environmental tests) without the prior written consent of Sellers, which consent may be withheld in Sellers’ sole and absolute discretion. The Due Diligence shall be subject to the terms, conditions and limitations set forth in this Section 7 and Purchaser’s conduct thereof shall be in strict compliance with its covenants and agreements contained herein. Except as expressly provided in Section 12.1, Purchaser shall be solely responsible for all costs and expenses incurred in connection with Purchaser’s Due Diligence.
     7.2 Purchaser shall have the right to enter upon the Properties for the purpose of conducting its Due Diligence provided that in each such instance (i) Purchaser notifies Sellers of its intent to enter the Properties to conduct its Due Diligence not less than forty-eight (48) hours prior to such entry; (ii) the date and approximate time period are scheduled with Sellers; and (iii) Purchaser is in full compliance with the insurance requirements set forth in this Section 7. At Sellers’ election, a representative of the Sellers shall be present during any entry by Purchaser or its representatives upon the Properties for conducting its Due Diligence. Purchaser shall take all necessary actions to ensure that neither it nor any of its representatives interfere with any ongoing operations occurring at the Properties. Purchaser shall not cause or permit any mechanic’s liens, materialmen’s liens or other liens to be filed against the Properties as a result of its Due Diligence.
     7.3 Purchaser shall have until 5:00 p.m., Central Standard Time, on the date which is the later of (a) thirty (30) days after the Effective Date and (b) the date which is two (2) business days after the expiration of the Response Period (the “Due Diligence Period”) to conduct its Due Diligence and, in Purchaser’s discretion, to determine whether the Assets are acceptable to Purchaser. Purchaser may elect: (i) to terminate this Agreement for any or no reason, by delivering written notice thereof to Sellers on or before the expiration of the Due Diligence Period (a “Termination Notice”) or (ii) to exclude no more than two (2) Properties (each an “Excluded Property,” and collectively, the “Excluded Properties”) from the transactions contemplated by this Agreement by delivering written notice thereof to Sellers on or before the expiration of the Due Diligence Period (a “Notice of Exclusion”); provided, that, a Property may be excluded from the transaction contemplated by this Agreement solely in the event that (a) Purchaser has reasonably determined with respect to any such Excluded Property that there exists (A) a title defect which is not a Permitted Exception and cannot be cured prior to Closing, (B) a material violation of applicable zoning laws, or (C) Hazardous Materials (as defined in Paragraph 7.7) (other than lead-based paint or asbestos-containing materials) for which remediation is required by Environmental Law (as defined in Paragraph 7.8). In the event that a third party has the right to purchase a Property pursuant to the terms of an Operating Agreement as a result of the cessation of the applicable Seller’s business operations during the term of a Lease, then prior to the expiration of the Due Diligence Period Purchaser may deliver a Notice of Exclusion for any such Property and exclude any such Property from the transaction contemplated by this Agreement and any such Property shall not count towards the aforementioned two (2) Properties; provided, however, Purchaser shall not have the right to exclude the Property identified as property number #836 on Schedule I. If Purchaser delivers a Notice of Exclusion, such Notice of Exclusion shall include a reasonably detailed description of the condition(s) described in the immediately preceding sentence and/or (A), (B), and/or (C) above which condition(s) gave rise to such Notice of Exclusion, and reasonable documentation evidencing the same. If Purchaser does not timely deliver a Termination Notice or Notice of Exclusion, Purchaser shall be conclusively deemed to have waived its right to elect to terminate this Agreement or to exclude up to two (2) Properties during the Due Diligence Period (except as expressly permitted in Section 3.6 of this Agreement) and shall be conclusively deemed to have elected to purchase all of the Assets in accordance with the terms and conditions of this Agreement. In the event Purchaser timely delivers a Termination Notice, Sellers shall retain the Termination Fee, and neither party shall have any further obligations to the other party hereunder, except for the obligations which are expressly deemed to survive such termination pursuant to the terms hereof. In the event Purchaser timely delivers a Notice of Exclusion, then the Purchase Price shall be adjusted to account for the exclusion of such Excluded Property or Excluded Properties by deducting the amount of the Purchase Price allocated to such Properties on Schedule I and neither party shall have any further rights or obligations hereunder with respect to such Excluded Property or Excluded Properties, except for the obligations expressly deemed, pursuant to the terms and provisions of this Agreement, to survive the termination of this Agreement.

     7.4 Purchaser agrees and covenants with Sellers not to disclose to any third party (other than lenders, accountants, attorneys and other professionals and consultants in connection with the transaction contemplated herein) without Sellers’ prior written consent, unless Purchaser is obligated by law to make such disclosure, any of the reports or any other documentation or information obtained by Purchaser which relate to the Properties, the Sellers in any way, all of which shall be used by Purchaser and its agents solely in connection with the transaction contemplated hereby. In the event that this Agreement is terminated, Purchaser agrees that all such information will be held in strict confidence and, upon the request of Sellers, will be returned to Sellers. The foregoing provision shall survive the termination of this Agreement.
     7.5 Purchaser agrees to indemnify, protect, defend and hold Sellers and their affiliates, partners, trustees, beneficiaries, directors, shareholders, members, managers, officers, employees, advisors and other agents (collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, claims, losses, damages, costs and expense (including, without limitation reasonable attorneys fees and court costs and litigation expenses) suffered or incurred by any of the Indemnified Parties as a result of or in connection with any activities of Purchaser (including activities of any of Purchaser’s employees, consultants, contractors or other agents) on, at or relating to the Properties, including, without limitation, mechanics’ liens, damage to any Property, injury to persons or property resulting from such activities in connection therewith, unless caused by the willful or negligent act or omission of Sellers. In the event that any Property is disturbed or altered in any way as a result of such activities, Purchaser shall, at its sole cost and expense, promptly restore such Property to its condition existing prior to the commencement of such activities which disturb or alter such Property. Furthermore, Purchaser agrees to maintain and cause any of its representatives or agents conducting any Due Diligence to maintain and have in effect commercial general liability insurance (i) with limits of not less than One Million and 00/100 Dollars ($1,000,000.00) per occurrence for personal injury, including bodily injury and death, and property damage, (ii) which names Sellers as additional insureds and (iii) which provides for a waiver of subrogation. Upon request of Sellers, Purchaser shall deliver to Sellers a copy of the certificate or certificates of insurance effectuating the insurance required hereunder prior to the commencement of such activities which certificate or certificates shall provide that such insurance shall not be terminated or modified without at least ten (10) days’ prior written notice to Sellers. The foregoing provision shall survive the termination of this Agreement and shall also survive Closing and shall not be merged into any documents, executed or delivered at Closing.
     7.6 Purchaser acknowledges and agrees that it shall have no right to review or inspect any of the following: (i) internal memoranda, correspondence, analyses, documents, or reports prepared by or for Sellers or affiliates of Sellers in connection with this (A) Agreement, (B) the transaction contemplated by this Agreement, (C) the acquisition of the Assets by Sellers, (D) any prior or current contemplated reorganization of Sellers or any of their affiliates, or (E) otherwise; (ii) communications between Sellers and any of their affiliates; or (iii) appraisals, assessments or other valuations of the Assets in the possession of Sellers or any of their affiliates.
     7.7 As used herein, “Hazardous Materials” means (a) any lead-based paint, petroleum, hazardous or toxic petroleum-derived substances or petroleum products, flammable explosives, radioactive materials, radon, asbestos in any form that is or could become friable (“ACM”), urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (b) any chemicals or other materials or substances which are regulated, classified or defined as or included in the definition of “hazardous substances,” “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “pollutant” or “contaminant” or any similar denomination intended to classify substances by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law; and (c) any other waste, material (including, without limitation, building construction materials and debris) or substance that is regulated by, or may in the future form the basis of liability under, any Environmental Law.
     7.8 As used herein, “Environmental Laws” means all laws, statutes, rules, regulations, ordinances, common law and other pronouncements (including, without limitation, guidance documents) having the effect of law of the United States or of any other governmental authority, any writ, judgment, decree, injunction or similar order, directive or other requirement of any governmental authority (in each such case whether preliminary or final), and contractual obligations concerning pollution or protection of the environment, sanitation, public and worker health and safety, including Laws relating to wetlands, emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, groundwater, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes including, without limitation, CERCLA, CERCLIS, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substance Control Act, the Occupational Safety and Health Act, and similar federal, state, provincial, municipal or local Laws, in all cases as have been or may be amended from time to time.
     8. CLOSING. The consummation of the transaction contemplated hereunder (“Closing”) shall take place, by means of a customary deed and money escrow (the “Closing Escrow”) established with Escrowee as escrow agent, on the date which is seven (7) days after the expiration of the Due Diligence Period or on such earlier date as the parties may mutually agree. As used herein, the term “Closing Date” shall mean the day of the Closing. The Closing shall be a so-called “New York style” closing where any Title Policies which Purchaser has arranged to be provided to Purchaser at Closing are provided to Purchaser at Closing even though the Deed has not yet been recorded (which Title Policies may be provided in the form of a customary, so called “mark up” of a title insurance commitment). Sellers shall provide any so-called “gap” undertaking (in a form reasonably acceptable to Sellers) which may be required by Escrowee in order for such “New York style” closing to occur.
     9. SELLERS’ AND PURCHASER’S REPRESENTATIONS AND WARRANTIES.
     9.1 Sellers represent and warrant as follows:

     A. To Sellers’ actual knowledge, no approval, order, authorization or consent of any governmental authority or any other person or entity, which has not been obtained, is required for or will arise out of any of the items set forth below:
     (1) the execution, delivery and performance of this Agreement and any other agreements, obligations or instruments referred to in or contemplated by this Agreement; or
     (2) the deeding, conveyancing, assignment or other transfer to Purchaser, in accordance with this Agreement, of the Properties.
     B. Sellers are limited liability companies validly existing and in good standing under the laws of the State of Delaware.
     C. Except as set forth on Schedule 9.1(C) attached hereto and made a part hereof, there is no litigation, proceeding or investigation pending or, to Sellers’ actual knowledge, threatened against Sellers relating to any individual Property which could reasonably be expected to prevent, enjoin, alter or delay the consummation of the transactions contemplated by this Agreement.
     D. Except as set forth on Schedule 9.1(D) attached hereto and made a part hereof, to Sellers’ actual knowledge, Sellers have not received written notice that any proceeding is pending or threatened for the total or partial condemnation of the Property.
     E. Except as set forth on Schedule 9.1(E) attached hereto and made a part hereof, to Sellers’ actual knowledge, Sellers have not received written notice from any governmental authority of any material violation by Sellers of any Environmental Laws with respect to the Properties, which violations remain uncured as of the Effective Date.
     F. Except as set forth on Schedule 9.1(F) attached hereto and made a part hereof, to Sellers’ actual knowledge, Sellers have not received written notice from any governmental authority of any material violation of any municipal, county, State or Federal statutes, codes, ordinances, laws, rules or regulations applicable to the Properties, which violations remain uncured as of the Effective Date.
     G. To Sellers’ actual knowledge, the financial statements of Seller provided to Purchaser and identified on Schedule 9.1(G) attached hereto and made a part hereof, contain no material misrepresentation of fact as of the date provided.
     H. Sellers have no knowledge that any of Purchaser’s representations and warranties are untrue in any material respect.
     9.2 All of the covenants, agreements, representations and warranties of Sellers contained in this Agreement shall be deemed remade in all material respects on and as of Closing. Seller’s representations and warranties made in Section 9.1(A) through (H) (individually, a “Seller Warranty” and collectively, “Seller’s Warranties”) shall survive the Closing and not be merged therein for a period of one hundred twenty (120) days and Seller shall only be liable to Purchaser hereunder for a breach of a Seller’s Warranty with respect to which a claim is made by Purchaser in writing against Seller on or before the date which is one hundred twenty (120) days after the Closing Date. Anything in this Agreement to the contrary notwithstanding, the maximum aggregate liability of Seller for breaches of Seller’s Warranties shall be limited to Four Million and No/100 Dollars ($4,000,000.00). Notwithstanding the foregoing, however, if the Closing occurs, Purchaser hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity, under this Agreement or otherwise to make a claim against Seller for damages that Purchaser may incur, or to rescind this Agreement and the Transaction, as the result of any of Seller’s Warranties being untrue, inaccurate or incorrect if Purchaser’s damages as a result of such representations or warranties being untrue, inaccurate or incorrect are reasonably estimated to aggregate less than Four Hundred Thousand and No/100 Dollars ($400,000.00).
     9.3 For purposes of this Agreement, references to “Sellers’ knowledge”, “Sellers’ actual knowledge”, “the knowledge of Sellers” or the “actual knowledge of Sellers” or words of similar import shall be deemed to refer solely to the actual knowledge of Justin Ewing, Vice President of Corporate Development (and solely for purposes of Section 9.1(C), it shall be deemed to include the actual knowledge of Susan McMillan, Vice President and Assistant General Counsel) on behalf of Sellers and shall not include any obligation of further inquiry or investigation, nor any knowledge which could or should have been obtained, or matter which might be deemed to be known to such person, by virtue of constructive notice, inquiry notice, or any other form of notice or duty of investigation.
     9.4 Purchaser represents and warrants as follows:
     A. Purchaser is a limited partnership, validly existing and in good standing under the laws of the State of Delaware. At Closing Purchaser will have all power and authority to own and operate the Properties.
     B. Purchaser now has, and at Closing Purchaser will have, the requisite power and authority to enter into and perform the terms of this Agreement. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by all necessary parties and no other proceedings on the part of Purchaser are or at Closing will be necessary in order to permit it to consummate the transaction contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and (assuming valid execution and delivery by Sellers) is a legal, valid and binding obligation of Purchaser enforceable against it in accordance with its terms.
     C. There is no litigation, proceeding or investigation pending or, to Purchaser’s actual knowledge, threatened against Purchaser which could reasonably be expected to prevent, enjoin, alter or delay the consummation of the transactions contemplated by this Agreement.

     D. Purchaser has currently available to it, and will have at and after the Closing, funds available to it sufficient to consummate its purchase of the Property and the transactions contemplated by this Agreement.
     E. Purchaser has no knowledge that any of Sellers’ representations and warranties are untrue in any material respect.
     9.5 All of the covenants, agreements, representations and warranties of Purchaser contained in this Agreement shall be deemed remade in all material respects on and as of Closing.
     9.6 For purposes of this Agreement, references to “Purchaser’s knowledge”, “Purchaser’s actual knowledge”, “the knowledge of Purchaser” or the “actual knowledge of Purchaser” or words of similar import shall be deemed to refer solely to the actual knowledge of John Pons, Vice President, on behalf of Purchaser and shall not include any obligation of further inquiry or investigation, nor any knowledge which could or should have been obtained, or matter which might be deemed to be known to such person, by virtue of constructive notice, inquiry notice, or any other form of notice or duty of investigation.
     9.7 AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, PURCHASER AGREES TO ACCEPT THE ASSETS ON AN “AS IS” AND “WHERE IS” BASIS, WITH ALL FAULTS, WHETHER KNOWN OR UNKNOWN, AS OF THE CLOSING DATE. EXCEPT FOR THOSE WARRANTIES AND REPRESENTATIONS, IF ANY, SPECIFICALLY MADE BY SELLERS IN THIS AGREEMENT, NO WARRANTY OR REPRESENTATION OF ANY TYPE IS MADE BY SELLERS WITH RESPECT TO THE ASSETS INCLUDING, WITHOUT LIMITATION, AS TO ANY OF THE FOLLOWING: (I) FITNESS FOR ANY PARTICULAR PURPOSE, (II) MERCHANTABILITY, (III) CONDITION, (IV) ABSENCE OF DEFECTS OR FAULTS, (V) ABSENCE OF HAZARDOUS OR TOXIC SUBSTANCES, (VI) FLOODING, OR (VII) COMPLIANCE WITH LAWS AND REGULATIONS, INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO HEALTH, SAFETY, AND THE ENVIRONMENT, AS THEY MAY APPLY TO THE CURRENT CONDITION OF THE ASSETS OR PURCHASER’S INTENDED DEVELOPMENT, CONSTRUCTION OR USE, OR FOR ANY OTHER PURPOSE. PURCHASER ACKNOWLEDGES THAT PURCHASER HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INVESTIGATION OF THE PHYSICAL, ENVIRONMENTAL, ECONOMIC USE, COMPLIANCE, AND LEGAL CONDITION OF THE ASSETS AND THAT PURCHASER IS NOT NOW RELYING, AND WILL NOT LATER RELY, UPON ANY REPRESENTATIONS AND WARRANTIES MADE BY SELLERS OR ANYONE ACTING, OR CLAIMING TO ACT, BY, THROUGH OR UNDER SELLERS OR ON SELLERS’ BEHALF CONCERNING THE ASSETS. PROVIDED, HOWEVER, THIS SECTION 9.7 SHALL NOT APPLY TO ANY INTENTIONAL MISREPRESENTATION OF MATERIAL FACT MADE BY SELLERS TO PURCHASER UPON WHICH PURCHASER HAS RELIED. THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE INDEFINITELY ANY CLOSING OR TERMINATION OF THIS AGREEMENT AND SHALL NOT BE MERGED INTO ANY DOCUMENTS, EXECUTED OR DELIVERED AT CLOSING.

Sellers’ Initials:	Purchaser’s Initials:

     10. SELLERS’ COVENANTS AND AGREEMENTS. Sellers covenant and agree with Purchaser that from the date hereof and until the Closing:
     10.1 Sellers shall promptly deliver to Purchaser copies of all notices of material violations of laws, ordinances, orders, regulations or requirements relating to the Properties which are actually received by Sellers from the date hereof through the Closing Date.
     10.2 Sellers will use their commercially reasonable and diligent efforts to keep Purchaser timely and fully informed of any events which might cause any of Sellers’ representations and warranties contained in this Agreement to be no longer accurate.
     10.3 Except as set forth on Schedule 10.3 attached hereto and made a part hereof, after the Effective Date, and except as may be permitted by the terms of this Section 10.3, Sellers shall not, without Purchaser’s prior written consent in each instance, which consent must be given or denied within three (3) business days after receipt by Purchaser of the information referred to in the next sentence, (a) modify or amend any Operating Agreement or other easement, or (b) enter into any new contracts, licenses, leases, easements or other agreements relating to the Properties which will obligate Purchaser or be a charge or lien against the Properties. Sellers shall furnish Purchaser with a written notice of the proposed transaction which shall contain information that Sellers believe is reasonably necessary to enable Purchaser to make informed decisions with respect to the advisability of the proposed action. If Purchaser fails to object in writing to any such proposed action within three (3) business days after receipt of the aforementioned information, Purchaser shall be deemed to have approved the proposed action. Purchaser’s consent shall not be unreasonably withheld, conditioned or delayed with respect to any such action that is proposed prior to the expiration of the Due Diligence Period. Purchaser, in its sole and absolute discretion, shall be entitled to grant or withhold its consent with respect to any such action that is proposed between the expiration of the Due Diligence Period and the Closing. Notwithstanding the foregoing, if any Operating Agreement requires that the Sellers’ consent be given under the applicable circumstances, then Purchaser shall be deemed ipso facto to have approved such action. Any notice from Purchaser rejecting the proposed action shall include a description of the reasons for Purchaser’s rejection. Sellers shall deliver to Purchaser a true and complete copy of each such modification or amendment of any Operating Agreement or new contracts, licenses, leases, easements, or other agreements relating to the Properties, as the case may be, promptly after the execution and delivery thereof.
     11. CLOSING; CLOSING DOCUMENTS.
     11.1 At least one (1) business day prior to Closing, Sellers shall deliver to Purchaser (by means of deposit into the Closing Escrow) the following:
     A. A Deed, with respect to each Property, duly executed and acknowledged by or on behalf of the applicable Seller, in the form required by Section 3.

     B. A counterpart of the Assignment and Assumption of Operating Agreements, with respect to each Property, duly executed and acknowledged by or on behalf of the applicable Seller in the form required by Section 3.
     C. A counterpart of the Lease, with respect to each Property, duly executed and acknowledged by or on behalf of Albertson’s in the form required by Section 1.
     D. Sellers’ duly executed closing statement in accordance herewith.
     E. A certificate that each Seller is not a “foreign person” for the purposes of Section 1445 of the Internal Revenue Code of 1986, as amended, in a form complying with federal tax law.
     F. All applicable state, county and municipal transfer declarations.
     G. All other documents required to be delivered by Sellers pursuant to the terms of this Agreement if not previously delivered.
     11.2 At least one (1) business day prior to Closing, Purchaser shall deliver to Sellers (by means of deposit into the Closing Escrow) the following:
     A. The Closing Payment.
     B. A counterpart of the Assignment and Assumption of Operating Agreements, with respect to each Property, duly executed and acknowledged by or on behalf of Purchaser in the form required by Section 3.
     C. A counterpart of the Lease, with respect to each Property, duly executed and acknowledged by or on behalf of Purchaser in the form required by Section 1.
     D. Purchaser’s duly executed closing statement in accordance herewith.
     E. All applicable state, county and municipal transfer declarations, and any other required governmental certificates.
     F. All other documents required to be delivered by Purchaser pursuant to the terms of this Agreement if not previously delivered.
     12. CLOSING COSTS.
     12.1 The costs and expenses relating to the transactions and transfers contemplated by this Agreement shall be split by the parties as follows: (A) Sellers shall pay the cost of (i) the base premium for the Title Policies, (ii) the escrow fee and related charges imposed by Escrowee, (iii) the recording fees; and (iv) the cost of the Updated Surveys, and (B) Purchaser shall pay the cost of (y) any endorsements to the Title Policies, including the cost of extended coverage, and (z) any costs, expenses or charges in connection with any loan or financing obtained by Purchaser, including, without limitation, the cost of any lender’s policy or policies of title insurance issued to any lender to Purchaser. Each party shall be responsible to pay the fees and expenses of their legal counsel.
     12.2 All transfer, documentary, sales, use, stamp, registration and other such federal, state and local taxes and fees (including any penalties, interest, additions to tax and costs and expenses relating to such taxes, but excluding any transfer gains taxes), whether for real or personal property, incurred in connection with the consummation and performance of the transactions contemplated hereby (collectively, the “Transfer Taxes”) shall be borne by Sellers. Purchaser shall timely prepare and file all tax returns and other filings with respect thereto, unless otherwise required by law or agreed to by the parties. Purchaser and Sellers will cooperate with each other in the preparation of any such tax returns or other filings.
     13. CASUALTY; CONDEMNATION.
     13.1 Casualty.
     (a) If, prior to the Closing, the Improvements on any of the Properties are destroyed or damaged by fire, other casualty or any act or occurrence (“Casualty”), Sellers shall notify Purchaser thereof promptly after Sellers become aware thereof.
     (b) In the event that a Casualty is of a nature that results in material destruction of or material damage to the Improvements (with the materiality of any such destruction or damage to be determined by Sellers in their reasonable discretion and with Sellers notifying Purchaser of their determination with respect to such materiality as soon as reasonably practicable after such Casualty) (“Material Casualty”) at any of the Properties, then Purchaser shall have the right to exclude up to three (3) of such Properties (each a “Material Casualty Excluded Property” and collectively, the “Material Casualty Excluded Properties”) prior to the Closing Date by delivering a written notice (a “Notice of Material Casualty Exclusion”) to Sellers of Purchaser’s election to exclude a Material Casualty Excluded Property and any such Material Casualty Excluded Property shall not be counted towards the Excluded Properties described in Section 7.3 of this Agreement. In the event Purchaser timely delivers a Notice of Material Casualty Exclusion pursuant to the immediately preceding sentence, then the Purchase Price shall be adjusted to account for the exclusion of such Material Casualty Excluded Property or Material Casualty Excluded Properties by deducting the amount of the Purchase Price allocated to such Properties on Schedule I and neither party shall have any further rights or obligations hereunder with respect to such Material Casualty Excluded Property or Material Casualty Excluded Properties, except for the obligations expressly deemed, pursuant to the terms and provisions of this Agreement, to survive the termination of this Agreement.
     (c) In the event of a Material Casualty that does not result in a Material Casualty Excluded Property pursuant to Section 13.1(b) (as a result of either (i) Purchaser does not elect to deliver a Notice of Material Casualty Exclusion for such Property, or (ii) Purchaser has already delivered to Sellers a Notice of Material Casualty Exclusion for three (3) Material Casualty Excluded Properties), then either party shall have the right, at any time prior to Closing, to elect to terminate this Agreement by providing written notice of such election to the other party. In the event that Purchaser terminates this Agreement pursuant to the immediately preceding sentence, the Termination Fee, including all interest earned thereon shall be retained by Sellers, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except for the obligations which are expressly deemed to survive such termination pursuant to the terms hereof. In the event that Sellers terminate this Agreement pursuant to this Section 13.1(c), the Termination Fee, including all interest earned thereon shall be returned to Purchaser, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except for the obligations which are expressly deemed to survive such termination pursuant to the terms hereof.
     (d) Should either (i) the Casualty be determined by Sellers not to be a Material Casualty (in which case neither party shall have a right to terminate this Agreement on account of such destruction or damage) or (ii) the Casualty be determined by Sellers to be a Material Casualty but neither party shall have elected to terminate this Agreement as aforesaid, then this Agreement shall continue in force and effect provided, however, that should the Casualty not have been repaired prior to Closing then any proceeds of insurance with respect to such Casualty actually received by Sellers (and not in excess of the Purchase Price) shall be handled pursuant to the terms of the applicable Lease.
     13.2 If, prior to the Closing, any condemnation proceedings are commenced or threatened in writing against any of the Properties (“Condemnation”), Sellers shall notify Purchaser thereof promptly after Sellers become aware thereof. Should such Condemnation be commenced against all or a material portion of the Property (with it being determined by Sellers in their reasonable discretion whether any part of the Property against which such a Condemnation is commenced is “all or a material portion of” such Property and with Sellers notifying Purchaser of their determination with respect thereto as soon as reasonably practicable after such Condemnation is commenced), then:
     (A) if such Condemnation occurs prior to the expiration of the Due Diligence Period, then (1) Purchaser may either (a) deliver a Notice of Exclusion with respect to any such Property pursuant to Section 7.3 on the basis that such Condemnation constitutes a title defect which is not a Permitted Exception and cannot be cured prior to Closing (notwithstanding the foregoing, in no event shall any such Excluded Property pursuant to this Section 13.2 together with any other Excluded Properties exceed the amount of two (2) Properties in the aggregate) or (b) terminate this Agreement by providing written notice of such election to Sellers, or (2) Sellers may terminate this Agreement by providing written notice of such election to Purchaser, or
     (B) if such Condemnation occurs subsequent to the expiration of the Due Diligence Period and prior to Closing, then either party shall have the right, at any time prior to Closing, to elect to terminate this Agreement by providing written notice of such election to the other party.
     If Purchaser elects to terminate this Agreement pursuant to this Section 13.2, the Termination Fee, including all interest earned thereon, shall be retained by Sellers, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except for the obligations which are expressly deemed to survive such termination pursuant to the terms hereof. If Sellers elect terminate this Agreement pursuant to this Section 13.2, the Termination Fee, including all interest earned thereof, shall be returned to Purchaser, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except for the obligations which are expressly deemed to survive such termination pursuant to the terms hereof. Should either (i) the Condemnation be determined by Sellers not to be of all or a material portion of the Property (in which case neither party shall have a right to terminate this Agreement on account of such Condemnation) or (ii) the Condemnation be determined by Sellers to be of all or a material portion of the Property but neither party shall have elected to terminate this Agreement as aforesaid, then this Agreement shall continue in force and effect provided, however, that should any damage to the Property caused by such Condemnation not have been repaired prior to Closing then any condemnation awards with respect to such Condemnation actually received by Sellers shall be handled pursuant to the terms of the applicable Lease.
     14. BROKER. Other than any commission payable by Sellers to Eastdil Secured, L.L.C. (“Named Broker”) pursuant to a separate agreement between Sellers and Named Broker, Sellers and Purchaser each represent and warrant to the other, that they know of no brokers or other persons or entities who have been instrumental in submitting or showing the Properties to, or procuring Purchaser (herein referred to as “Broker”). If any claim for a broker’s commission, finder’s fee or other like payment in connection with the submission of the Properties or the negotiation, execution or consummation of the transaction herein provided (a “Broker’s Claim”) other than by Named Broker is asserted against Sellers or their affiliates, members, officers, directors, shareholders, partners, agents, employees or advisors, Purchaser shall indemnify, defend and hold harmless Sellers and their affiliates, members, officers, directors, shareholders, partners, agents, employees and advisors from and against any and all loss, damage, liability or expense, including costs and reasonable attorneys’ fees, which Sellers or their affiliates, members, officers, directors, shareholders, partners, agents, employees or advisors may incur or sustain by reason of such Broker’s Claim if the Broker’s Claim is based upon any statement, representation or agreement shown to have been made or entered into by Purchaser or its agents or representatives. If any such Broker’s Claim is asserted against Purchaser or Purchaser’s affiliates, members, officers, directors, shareholders, partners, agents, employees or advisors, Sellers shall indemnify, defend and hold harmless Purchaser and Purchaser’s affiliates, members, officers, directors, shareholders, partners, agents, employees and advisors from and against any and all loss, damage, liability or expense, including costs and reasonable attorneys’ fees, which Purchaser or Purchaser’s affiliates, members, officers, directors, shareholders, partners, agents, employees or advisors may incur or sustain by reason of such Broker’s Claim if the Broker’s Claim is based upon any statement, representation or agreement shown to have been made or entered into by Sellers or their agents or representatives. The terms of this Section 14 shall survive the termination of this Agreement and shall also survive Closing and shall not be deemed to merge into the Deed.
     15. NOTICE. All notices to be given hereunder shall be hand delivered or sent by facsimile (provided that notice is also simultaneously sent by one (1) of the other means provided for herein), or sent by registered or certified mail, return receipt requested, with postage prepaid, or sent by Federal Express or other comparable nationwide overnight air courier service to the parties at the following addresses or facsimile numbers (or to such other or further addresses or facsimile numbers as the parties may hereafter designate by like notice similarly sent):
A.	If intended for Sellers, to:

Albertson’s LLC 250 Parkcenter Boulevard, Quarry B Boise, Idaho 83706 Attn: General Counsel Facsimile No.: (208) 395-4625

with a copy to:

Greenberg Traurig, LLP 77 W. Wacker Drive, Suite 3100 Chicago, Illinois 60601 Attention: Corey E. Light, Esq. and Melissa E. Seiler, Esq. Facsimile Number: (312) 456-8435 and (312) 899-0404

B.	If intended for Purchaser, to:

Cole REIT III Operating Partnership, LP 2555 E. Camelback Road, Suite 400 Phoenix, Arizona 85016 Attention: John Pons Facsimile Number: (480) 449-7012

with a copy to:

Morris, Manning & Martin 1600 Atlanta Financial Center 3343 Peachtree Road, NE Atlanta, GA 30326 Attention: Andrew C. Williams Facsimile Number: (404) 365-9532
Any notice given hereunder shall be deemed given on the date and at the time of delivery (or the first business day thereafter if delivered on Saturday, Sunday or legal holiday) to any of said addresses. The inability to deliver notice because of changed address or facsimile number of which no notice was given hereunder, rejection or any refusal to accept any notice shall be deemed to be the receipt of the notice as of the date of such inability to deliver, rejection or refusal to accept. Any party’s above-named attorney may give an effective and binding notice in accordance with this Section 15 on behalf of such party. Further, each notice shall be effective and binding even though the above-described copy of such notice is not received by the above-described parties to whom only a copy of such notice is to be transmitted.

     16. POSSESSION. On the Closing Date, Sellers shall deliver possession of the Properties to Purchaser subject to (i) the rights of any persons or entities under the Permitted Exceptions and (ii) the Lease. All risk of loss or damage with respect to the Properties shall, subject to the terms of the Lease, pass from Sellers to Purchaser at the Closing.
     17. TIME OF THE ESSENCE. Time, wherever specified herein for the performance by Sellers or Purchaser of any of their respective obligations hereunder, is hereby declared to be of the essence of this Agreement.
     18. CAPTIONS OR HEADINGS. The captions or headings of the Paragraphs of this Agreement are for convenience only, and shall not control or affect the meaning or construction of any of the terms or provisions of this Agreement.
     19. CONFIDENTIALITY; PUBLICITY. The Parties acknowledge and agree that all information received by Purchaser or Sellers pursuant to this Agreement shall, except to the extent otherwise provided herein, be governed by the terms and provisions of that certain Confidentiality Agreement dated July 18, 2010 between the parties (the “Confidentiality Agreement”). The Parties ratify, approve and agree to be bound by all of the terms and provisions of the Confidentiality Agreement. All publicity relating to this Agreement and the sale of the Properties hereunder shall be released subject to the terms of the confidentiality provisions of this Agreement and the Confidentiality Agreement and only after prior consultation with the other party. The parties agree not to disclose publicly (except (a) as required by law, including any applicable securities law or other legal disclosure obligations of such party or any consolidated group of which it is a part, or (b) as may be required by debt instruments and/or financing or credit agreements by which the parties are bound, or (c) as required by the United States Securities and Exchange Commission, and Purchaser agrees to consult with Sellers prior to any such submission by Purchaser of the information governed by this Section 19) any financial information in connection with the sale of the Properties hereunder. Notwithstanding anything to the contrary contained in this Agreement and/or the Confidentiality Agreement (including any provision of the Confidentiality Agreement providing that the same shall terminate upon the parties execution of a purchase and sale agreement or similar agreement regarding the acquisition of the Assets), the provisions of this Section 19 and of the Confidentiality Agreement shall survive the Closing or earlier termination of this Agreement.
     20. MISCELLANEOUS.
     20.1 This Agreement, and the Exhibits and Schedules attached hereto embody the entire agreement between the parties in connection with this transaction and there are no oral or parol agreements, representations or inducements existing between the parties relating to this transaction which are not expressly set forth herein and covered hereby; this Agreement may not be modified except by a written agreement signed by all of the parties.
     20.2 This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors, and permitted assigns. Purchaser shall not assign or transfer all or any part of its interest hereunder without the express written consent of Sellers (which consent may be withheld in Sellers’ sole and absolute discretion); except that, notwithstanding the foregoing, Purchaser may, without the consent of Seller, assign all of its rights and obligations under this Agreement to an entity or entities as to which over 90% of the equity ownership interest in which, and over 90% of the voting control of which, are owned and controlled by Purchaser, provided that (i) upon the occurrence of such assignment, Purchaser and such assignee(s) shall be and remain jointly and severally liable for the obligations and liabilities of Purchaser under this Agreement and (ii) Purchaser shall have delivered to Seller, on or before the date which is five (5) days prior to the Closing Date, a written instrument effectuating such assignment and providing for both the assumption by the assignee of all of the obligations and liabilities of Purchaser under this Agreement and such joint and several liability of Purchaser and the assignee.
     20.3 No written waiver by any party at any time of any breach of any provision of this Agreement shall be deemed a waiver of any breach of any other provision herein or a consent to any subsequent breach of the same or any other provision. If any action by any party shall require the consent or approval of another party, such consent or approval of such action on any occasion shall not be deemed a consent to or approval of such action on any subsequent occasion or a consent to or approval of any other action on the same or any subsequent occasion.
     20.4 This Agreement shall be governed by and interpreted in accordance with the laws of Illinois, without reference to the conflicts of laws principles of such State.
     20.5 This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Sellers have contributed substantially and materially to the preparation of this Agreement.
     20.6 This Agreement may be executed in any number of counterparts which together shall constitute the Agreement. Executed signature pages of this Agreement transmitted via facsimile or electronic mail shall be valid and binding as original signatures and shall be considered an agreement of the respective parties to fully execute and deliver originally signed copies of this Agreement.
     20.7 Should the date provided for under this Agreement for the giving of any notice or the performance of any obligation be a Saturday, Sunday or legal holiday for national banks in the location where any Property is located then the giving of such notice or the performance of such obligation, as applicable, shall be excused until the next day which is neither a Saturday, Sunday, or legal holiday.
     20.8 In the event of any dispute or litigation arising out of this Agreement (including any post-judgment collection proceedings), the prevailing party (as determined by the court having jurisdiction) shall be entitled to recover its fees and costs (including reasonable attorneys’ fees and costs) from the non-prevailing party.
     20.9 Sellers understand that Purchaser is subject to the reporting requirements of the Securities and Exchange Commission Act of 1934, as amended, Rule 3-14 of Regulation S-X. Upon Purchaser’s delivery of written request to Sellers, Sellers shall provide to Purchaser, when and to the extent available, Seller’s most current unaudited quarterly financial statements, which shall include total revenue, total operating income, total net income (loss), total assets, total long-term debt and total stockholder’s equity. Purchaser acknowledges and agrees that such financial information provided by Sellers shall only be used in connection with satisfying the requirements of Securities and Exchange Commission Act of 1934, as amended, Rule 3-14 of Regulation S-X.
     20.10 Purchaser shall have until 5:00 p.m., Mountain Standard Time, on the date which is two (2) business days after the Effective Date (“Approval Outside Date”) to either (1) obtain approval of this Agreement by the board of directors of the general partner of Purchaser or, (2) if such approval is not obtained, terminate this Agreement by delivering written notice to Sellers on or before the Approval Outside Date. In the event that Purchaser terminates this Agreement pursuant to this Section 20.10, this Agreement shall be null and void and of no further force and effect, the Termination Fee, solely to the extent Purchaser has deposited the Termination Fee with Escrowee prior to the Approval Outside Date, shall be returned to Purchaser and neither party shall have any further obligations to the other party hereunder, except for the obligations which are expressly deemed to survive such termination pursuant to the terms hereof. If Purchaser does not timely deliver a termination notice pursuant to this Section 20.10, Purchaser shall be conclusively deemed to have waived its right to elect to terminate this Agreement pursuant to this Section 20.10.
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     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above set forth.

SELLERS:

ALBERTSON’S LLC,		ABS RM INVESTOR LLC,
a Delaware limited liability company		a Delaware limited liability company

By:	/s/ Justin C. Dye	By:	/s/ Justin C. Dye

Name:	Justin C. Dye	Name:	Justin C. Dye
Its:	Chief Strategy Officer	Its:	Authorized Signatory

ABS SW INVESTOR LLC,		ASP SW INVESTOR LLC,
a Delaware limited liability company		a Delaware limited liability company

By:	/s/ Justin C. Dye	By:	/s/ Justin C. Dye

Name:	Justin C. Dye	Name:	Justin C. Dye
Its:	Authorized Signatory	Its:	Authorized Signatory

ABS TX INVESTOR LP,		ABS DWF INVESTOR LLC,
a Texas limited partnership		a Delaware limited liability company

By:	/s/ Justin C. Dye	By:	/s/ Justin C. Dye

Name:	Justin C. Dye	Name:	Justin C. Dye
Its:	Authorized Signatory	Its:	Authorized Signatory

PURCHASER:

COLE REIT III OPERATING PARTNERSHIP, LP
a Delaware limited partnership
By:	Cole Credit Property Trust III, Inc., a Maryland corporation, its general partner

By:	/s/ John M. Pons

Name:	John M. Pons
Its:	Authorized Officer